                                                              EXHIBIT 12.1
                                AVADO BRANDS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS EXCEPT RATIO AMOUNTS)




                                                                               FISCAL YEARS ENDED
                                                             ----------------------------------------------------
                                                             Dec. 31,   Dec. 31,   Dec. 29,   Dec. 28,    Jan. 3,
                                                                1994       1995       1996       1997       1999
                                                                ----       ----       ----       ----       ----
Earnings:
   Earnings (loss) before income taxes                        29,960     34,429     18,224     42,073    107,044
   (Earnings) loss from investments
     carried at equity ................                         --         --         --         --       (1,025)
   Interest expense ...................                        3,131      6,189     11,417     20,575     25,313
   Dividends on Preferred Securities ..                         --         --         --        6,412      8,205
   Interest portion of rent expense (a)                        3,433      4,533      5,200      8,100      9,167
   Earnings available for fixed charges                       36,524     45,151     34,841     77,160    148,704

Fixed Charges:
   Interest expense ...................                        3,131      6,189     11,417     20,575     25,313
   Dividends on Preferred Securities ..                         --         --         --        6,412      8,205
   Interest portion of rent expense (a)                        3,433      4,533      5,200      8,100      9,167
   Capitalized Interest ...............                          676      1,074      1,572      2,509      1,426
   Total fixed charges ................                        7,240     11,796     18,189     37,596     44,111

Ratio of Earnings to Fixed Charges ....                         5.04       3.83       1.92       2.05       3.37





                                                                        PRO FORMA
                                                THIRTEEN-WEEK         TWELVE-MONTH
                                                PERIODS ENDED         PERIODS ENDED
                                            --------------------    -------------------
                                            Mar. 29,     Apr. 4,    Jan. 3,     Apr. 4,
                                              1998        1999       1999        1999
                                              ----        ----       ----        ----
Earnings:
   Earnings (loss) before income taxes      61,364       9,102     (3,216)     (1,101)
   (Earnings) loss from investments
     carried at equity ................       (703)        133     (1,025)       (189)
   Interest expense ...................      7,139       5,490     26,624      26,292
   Dividends on Preferred Securities ..      2,012       2,012      8,205       8,205
   Interest portion of rent expense (a)      2,336       2,191      6,656       7,361
   Earnings available for fixed charges     72,148      18,928     37,244      40,568

Fixed Charges:
   Interest expense ...................      7,139       5,490     26,624      26,292
   Dividends on Preferred Securities ..      2,012       2,012      8,205       8,205
   Interest portion of rent expense (a)      2,336       2,191      6,656       7,361
   Capitalized Interest ...............        411         463       --          --
   Total fixed charges ................     11,898      10,156     41,485      41,858

Ratio of Earnings to Fixed Charges ....       6.06        1.86       0.90        0.97


--------------------
(a) One-third of total rental expense is the portion deemed representative of the interest factor.